                                                                   Exhibit 99.1

                               [DOUBLECLICK LOGO]


For Immediate Release
                                INVESTOR CONTACT:  Jason McGruder
                                                   Manager, Investor Relations
                                                   212-381-5182

                                   PRESS CONTACT:  Jennifer Miller
                                                   VP, Corporate Communications
                                                   212-381-5705

                 DOUBLECLICK REPORTS THIRD QUARTER 2004 RESULTS
        Company posts record revenue for Abacus and overall Data Segment;
                              updates 2004 outlook

NEW YORK, NY, October 28, 2004 - DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology solutions for marketers, advertising agencies and web publishers, today announced financial results for the third quarter ended September 30, 2004, and updated its business outlook for 2004.

Third Quarter Results
---------------------
DoubleClick reported revenue for the third quarter of $81.0 million versus $74.8 million in the year-ago period. GAAP net income for the most recent quarter was $15.4 million, or $0.12(1) per share, compared with $6.3 million, or $0.04 per share, in the third quarter of 2003. The Company achieved gross margins of 73.4% during the quarter compared to 66.1% in the year-ago period. EBITDA2 was $23.9 million for the third quarter of 2004 compared to $23.8 million in 3Q03. Total GAAP operating expenses were $52.0 million in the quarter, versus $45.7 million in the third quarter of 2003. Total company headcount was 1,526 as of September 30, 2004, against 1,214 twelve months prior.


            --------------------------------------------------------
                                                     3Q04      3Q03
            --------------------------------------------------------
            Revenue (000's)                        $80,954   $74,790
            --------------------------------------------------------
            GAAP Net Income (000's)(1)             $15,364   $ 6,340
            --------------------------------------------------------
            GAAP EPS(1)                            $  0.12   $  0.04
            --------------------------------------------------------

"I am pleased to report that we have made good progress in our core businesses," said Kevin Ryan, Chief Executive Officer, DoubleClick. "The Data segment reported record revenues and Abacus operating margins were at an all-time high, while gross and operating margins continued to expand in Ad Management. In addition, our new Performics division performed ahead of our expectations. We believe that recent initiatives taken to enhance our core businesses have laid the foundations for improved performance by the Company. We continue to evaluate every aspect of our business, with a goal of maximizing our potential for growth."

----------
(1) GAAP earnings and EBITDA for the third quarters of 2004 and 2003 were impacted by a number of items described herein. These items added a net total of approximately $0.05 to GAAP EPS in 3Q04 and lowered net income by approximately $0.03 per share in the year-ago period.

(2) EBITDA, (or Earnings Before Interest, Tax, Depreciation, and Amortization), is a non-GAAP financial measure. Please see the attached schedule for a reconciliation of GAAP net income to EBITDA. Please see the Form 8-K filed on October 28, 2004 by the Company with the SEC for a discussion of why the Company believes EBITDA is a useful financial measure to investors and of how and when management uses EBITDA.

GAAP earnings and EBITDA for the third quarter of 2004 benefited from a non-operating gain of approximately $7.1 million from the Company's sale of its 15% interest in AdLINK Internet Media AG. In addition, DoubleClick recorded a restructuring credit relating to its Louisville, Colorado facility, which lowered operating expenses by $4.5 million.

GAAP net income and EBITDA were negatively affected in 3Q04 by a write-down of DoubleClick's Enterprise Marketing Solutions (EMS) business, which consists of its Campaign Management and Marketing Resource Management products. The write-down was necessary primarily due to lower than expected revenue generated to date and reduced estimates for future revenue from the Company's Campaign Management products. A valuation by the Company, with the assistance of a third party, and based on recent market multiples of publicly traded comparables and a discounted cash flow analysis, resulted in an impairment charge of $5.6 million.

Third quarter 2003 GAAP earnings were negatively impacted by $8.3 million in accelerated depreciation charges associated with the relocation of the Company's New York headquarters and the termination of the lease for its San Francisco facility. Third quarter 2003 GAAP earnings and EBITDA benefited from a net restructuring credit of $2.2 million associated with these facilities and $1.4 million received by the Company in connection with an insurance claim.

Cash Flow and Balance Sheet
---------------------------
DoubleClick generated $22.1 million in cash flow from operations during the third quarter. The Company had $523.9 million in cash and marketable securities, and had a net cash(3) position of $388.9 million, or $3.10 per share, as of September 30, 2004. This reflects the $9.5 million received for the sale of DoubleClick's AdLINK shares and the $38.8 million used in connection with the open market repurchase of approximately 6.4 million shares of DoubleClick's common stock in 3Q04.

Data
----
DoubleClick reported Data segment revenue of $33.1 million in 3Q04, compared to $31.3 million in 3Q03. Abacus quarterly revenue was $30.4 million versus $28.8 million in the year-ago period. Data Management Solutions (DMS) recorded $2.8 million in revenue for 3Q04 against the year-ago quarter's $2.5 million. Overall Data gross margins were 73.0% for the quarter, against 71.7% in 3Q03. Data operating margins before corporate expenses were 39.1%, versus 35.3% a year ago.

Data segment quarterly gross and operating margins improved compared to 3Q03 primarily because of increased revenues in each of the segment's divisions. Margins also improved due to slightly higher gross margins and lower operating expenses in Abacus. DMS revenues came in lower than DoubleClick's prior outlook primarily due to the timing of some product installations.

During the quarter, DoubleClick added 47 net new Abacus Alliance members globally, bringing the total to over 2,400. In addition, the Company has signed over 20 new deals for the use of its other Data products since the beginning of 3Q04.

----------
(3) Net cash may be considered a non-GAAP financial measure and is defined as gross cash and cash equivalents of $95.6 million, restricted cash of $15.3 million, and investments in marketable securities of $413.0 million minus zero coupon convertible subordinated notes of $135.0 million. Please see the Form 8-K filed on October 28, 2004 by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and of how and when management uses this measure.

"We are very pleased that the Data Segment achieved record revenues, gross profits, and operating profits in the quarter," said David Rosenblatt, President of DoubleClick. "The measures we recently took to reorganize that segment paid off, as we saw year-on-year quarterly revenue increases across the board in Data, including in the Abacus U.S. Business-to-Consumer, U.S. Business-to-Business, and International Alliances."

TechSolutions
-------------
The TechSolutions segment reported third quarter revenue of $47.8 million versus $43.5 million in 3Q03. The year-over-year improvement in revenue is primarily a result of the SmartPath and Performics acquisitions coupled with an increase in Email revenues. This increase more than offset the decline in Ad Management revenue.

TechSolutions gross margins were 73.7%, an increase from 62.0% in the September quarter of 2003. Gross margins improved primarily as a result of a decrease in cost of revenue. TechSolutions operating margins before corporate expenses were negative 2.0%, versus negative 4.1% in the third quarter of 2003. 3Q04 TechSolutions expenses were adversely affected by the EMS write-down of approximately $5.6 million, while 3Q03 TechSolutions expenses included roughly $6.4 million in accelerated depreciation charges related to the Company's facilities.

Ad Management
The Company's Ad Management revenue was $29.8 million in 3Q04 versus $31.0 million in the year-ago period. The year-over-year revenue decline was principally due to pricing declines outweighing volume increases in the Company's Publisher business. This decline was partially offset by an increase in revenues from DoubleClick's Advertiser products.

DoubleClick has recently signed several new contracts for use of its Ad Management solutions. These wins include Date.com, UNext, Universal McCann Asia Pacific/Cathay Central, and Wieden + Kennedy. In addition, the Company's Rich Media product was fully certified for use on AOL and MSN.

Marketing Automation
The Company's Marketing Automation products had revenue of $13.0 million in the most recent quarter, against $12.5 million in 3Q03. The year-over-year revenue increase was due to the acquisition of SmartPath and organic growth from the Email business, which was partially offset by a shortfall in Campaign Management revenue.

New Marketing Automation deals have been struck with clients including the American Homeowners Association, British American Tobacco, Capital One, CoolSavings, FOLKSAM, InterContinental Hotels Group, and Patagonia.

"Our Email revenue continued to grow year-over-year in the quarter and the business remained profitable," added Ryan. "Nonetheless, we are not satisfied with the results for the rest of Marketing Automation and we continue to explore ways to improve the performance of this division."

Performics
DoubleClick acquired privately-held Performics on June 24, 2004. The results for this new division are now included in the TechSolutions segment. Performics recorded revenue of $5.1 million in 3Q04, $1.1 million over 3Q04 guidance.

Agreements to use Performics's solutions have recently been reached with American Girl, AT&T Wireless, Blockbuster, The Body Shop, Creative Catalogs, Crutchfield, Finishline, OfficeMax, Safeway, and Wells Fargo.

Revised 2004 Outlook
--------------------
DoubleClick is adjusting its full-year 2004 outlook due to lower estimated revenue from Marketing Automation and DMS and better-than-anticipated results from Abacus and Performics. The revised guidance takes into account the items described above that impacted 3Q04 results.

Fourth Quarter 2004
DoubleClick now expects 4Q04 revenue to be between $72 million and $77 million. The Company expects total Company gross margins to be in the low 70s percentage range. GAAP operating expenses are expected to be between $50 million and $52 million. Items in interest and other, net and taxes are expected to be approximately $1 million, based on an assumed tax rate of approximately 15%. The Company anticipates recording GAAP earnings of between $0.01 and $0.04 per share.

The Company's segment projections for 4Q04 are as follows:

>> TechSolutions revenue is expected to be between $46 million and $50 million, including $28 million to $31 million from Ad Management and $11 million to $13 million from Marketing Automation. Approximately $6 million to $7 million of TechSolutions' revenue is expected to be generated by Performics. Overall TechSolutions gross margins are expected to be in the mid 70s percentage range.

>> Data revenue is expected to be between $25 million and $28 million, including approximately $3 million to $3.5 million from DMS; overall Data gross margins should be in the mid 60s percentage range.

Full Year 2004
DoubleClick now expects 2004 revenue to be between $290 million and $295 million.

The Company expects total Company gross margins to be in the high 60s to low 70s percentage range. GAAP operating expenses are expected to be between $187 million and $189 million, including the approximately $5.6 million charge for the EMS write-down partially offset by the $4.5 million gain related to the Company's Louisville facility. Items in interest and other, net and taxes are expected to be approximately $15 million, including the $2.4 million distribution from an affiliate in 1Q04 and the $7.1 million gain from the sale of AdLINK shares in 3Q04. This guidance is based on an assumed tax rate of approximately 15%. The Company anticipates recording GAAP earnings of between $0.21 and $0.24 per share.

DoubleClick's previous 2004 outlook was for revenue of between $290 million and $305 million; operating expenses of between $185 million and $195 million; interest and other, net and taxes of approximately $3.5 million; and GAAP earnings of $0.13 to $0.17 per share.

The Company's segment projections for full year 2004 are as follows:

>> TechSolutions revenue is expected to be between $185 million and $190 million, including $123 million to $126 million from Ad Management and $50 million to $53 million from

     Marketing Automation. Approximately $11 million to $12 million of TechSolutions' revenue is expected to be generated by Performics. Overall TechSolutions gross margins are expected to be in the low 70s percentage range.

>> Data revenue is expected to be between $103 million and $106 million, including $11 million to $12 million from DMS; overall Data gross margins should be in the mid 60s percentage range.

"We continued to keep a tight rein on operating expenses even as we ramped up investment in key areas," said Bruce Dalziel, Chief Financial Officer, DoubleClick. "This should enable us to increase 2004 GAAP net income while launching several new products and feature enhancements in Ad Management and Data. This in turn should help us maintain profitability and our leading position in these areas."

Conference Call Today
---------------------
The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 5:00 p.m. EDT. This call will be available live via Webcast, and on a replay basis afterward on the Company's website www.doubleclick.net under Investor Relations or at ir.doubleclick.net. The Webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via www.streetevents.com.

Additional financial metrics can be found in the "Financial Reports" section of DoubleClick's Investor Relations website, at ir.doubleclick.net.

About DoubleClick
-----------------
DoubleClick is the leading provider of solutions for advertising agencies, marketers, and web publishers to plan, execute, and analyze their marketing programs. DoubleClick's marketing solutions (online advertising, search engine marketing, affiliate marketing, email marketing, database marketing, data management, and marketing resource management) help clients yield the highest return on their marketing dollar. In addition, the company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world.

Note: This press release includes forward-looking statements, including earnings and revenue projections and plans set forth under the sections titled "Revised 2004 Outlook" above, as well as sentences using the words "expects," "plans," "should," or "believes" and all other statements that are not purely historical. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, changes in government regulation, intense competition in DoubleClick's industry, failure to manage the integration of acquired companies, failure to successfully manage the Company's international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company's estimates change.

                                      # # #

                                 - -Continued -

                                DOUBLECLICK INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                  September 30,    December 31,
                                                                      2004           2003
                                                                  -------------   -------------
                                                                    (Unaudited, in thousands,
                                                                       except share amounts)
                             ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                           $   95,582      $  183,484
Investments in marketable securities                                   230,699         151,898
Restricted cash                                                          3,659          16,328
Accounts receivable, net of allowances of $9,108 and
   $7,519, respectively                                                 76,429          51,491
Prepaid expenses and other current assets                               13,271          17,473
                                                                  -------------   -------------
          Total current assets                                         419,640         420,674

Investment in marketable securities                                    182,339         312,434
Restricted cash                                                         11,668          11,668
Property and equipment, net                                             76,330          75,786
Goodwill                                                                66,551          18,658
Intangible assets, net                                                  25,472          10,847
Investment in affiliates                                                 5,759          13,422
Other assets                                                            13,228          14,408
                                                                  -------------   -------------
          Total assets                                              $  800,987      $  877,897
                                                                  =============  ==============

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                    $   21,969      $    4,164
Accrued expenses and other current liabilities                          46,854          63,152
Deferred revenue                                                        10,594           8,188
                                                                  -------------  --------------
          Total current liabilities                                     79,417          75,504

Convertible subordinated notes - Zero Coupon, due 2023                 135,000         135,000
Other long term liabilities                                             21,267          27,046

STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares authorized,
   none outstanding                                                          -               -
Common stock, par value $0.001; 400,000,000 shares authorized,
   140,428,420 and 139,329,875 shares issued, respectively                 140             139
Treasury stock, 14,864,925 and 1,846,170 shares, respectively         (109,223)        (10,396)
Additional paid-in capital                                           1,293,573       1,287,775
Accumulated deficit                                                   (622,585)       (649,523)
Other accumulated comprehensive income                                   3,398          12,352
                                                                  -------------  --------------
          Total stockholders' equity                                   565,303         640,347
                                                                  -------------  --------------
          Total liabilities and stockholders' equity                $  800,987      $  877,897
                                                                  =============  ==============

                                DOUBLECLICK INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        Three Months Ended           Nine Months Ended
                                                                          September 30,                September 30,
                                                                   --------------------------   --------------------------
                                                                       2004          2003          2004          2003
                                                                   -------------  -----------   ------------  ------------
                                                                    (Unaudited, in thousands, except per share amounts)
 REVENUE:

    Technology                                                         $ 47,823     $ 43,514      $ 139,485     $ 128,511
    Data                                                                 33,131       31,276         78,669        69,889
                                                                   -------------  -----------   ------------  ------------
 Revenue                                                                 80,954       74,790        218,154       198,400

 Cost of revenue                                                         21,519       25,383         65,913        69,778
                                                                   -------------  -----------   ------------  ------------

    Gross profit                                                         59,435       49,407        152,241       128,622

 Operating expenses:
    Sales and marketing                                                  26,320       27,175         75,475        67,683
    General and administrative                                            9,040        8,459         25,974        25,685
    Product development                                                  13,802       10,685         33,286        27,258
    Amortization of intangibles                                           1,764        1,561          3,589         4,880
    Goodwill and other impairments                                        5,592            -          5,592             -
    Restructuring credits, net                                           (4,514)      (2,221)        (4,514)       (9,092)
                                                                   -------------  -----------   ------------  ------------
      Total operating expenses                                           52,004       45,659        139,402       116,414

 Income from operations                                                   7,431        3,748         12,839        12,208

 Other income (expense)
    Equity in losses of affiliates                                         (314)        (126)          (884)       (2,439)
    Loss on early extinguishment of debt                                      -            -              -        (4,406)
    Gain on distribution from affiliate                                       -            -          2,400             -
    Gain on sale of investment in affiliate                               7,125            -          7,125             -
    Interest and other, net                                               2,661        3,491          8,452         9,123
                                                                   -------------  -----------   ------------  ------------
     Total other income                                                   9,472        3,365         17,093         2,278

 Income before income taxes                                              16,903        7,113         29,932        14,486
 Provision for income taxes                                              (1,539)        (773)        (2,994)       (1,409)
                                                                   -------------  -----------   ------------  ------------

 NET INCOME                                                            $ 15,364      $ 6,340       $ 26,938      $ 13,077
                                                                   =============  ===========   ============  ============

 Basic net income per share                                              $ 0.12       $ 0.05         $ 0.20        $ 0.10
                                                                   =============  ===========   ============  ============

 Weighted average shares used in basic net income per share             127,080      137,366        133,001       136,908
                                                                   =============  ===========   ============  ============

 Diluted net income per share                                            $ 0.12       $ 0.04         $ 0.20        $ 0.09
                                                                   =============  ===========   ============  ============

 Weighted average shares used in diluted net income per share           128,589      142,351        135,770       140,515
                                                                   =============  ===========   ============  ============

                             DOUBLECLICK INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                Three Months Ended          Nine Months Ended
                                                                                   September 30,              September 30,
                                                                            -------------------------  ---------------------------
                                                                               2004          2003         2004           2003
                                                                            ------------  -----------  ------------   ------------
                                                                             (Unaudited, in thousands)  (Unaudited, in thousands)
OPERATING ACTIVITIES
   Net income                                                                  $ 15,364      $ 6,340      $ 26,938       $ 13,077
   Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and leasehold amortization                                      5,708       17,112        19,505         37,465
     Amortization of intangible assets                                            3,510        2,503         7,119          7,483
     Equity in losses of affiliates                                                 314          126           884          2,439
     Gain on distribution from affiliate                                              -            -        (2,400)             -
     Gain on sale of investment in affiliate                                     (7,125)                    (7,125)
     Loss on early extinguishment of debt                                             -            -             -          4,406
     Restructuring credit                                                        (4,514)      (2,221)       (4,514)        (9,092)
     Goodwill and other impairments                                               5,592            -         5,592              -
     Other non-cash items                                                           517          105         1,914          1,307
     Provisions for bad debts and advertiser discounts                            4,513        3,109        10,471          6,367
     Changes in operating assets and liabilities,
       net of the effect of acquisitions:
         Accounts receivable                                                    (14,782)      (8,951)      (17,968)        (9,022)
         Prepaid expenses and other assets                                        6,099       (1,178)        6,416          2,714
         Accounts payable                                                           592        1,581         1,324         (2,096)
         Lease termination and related payments                                       -      (56,474)       (7,625)       (70,874)
         Accrued expenses and other liabilities                                   5,502       (2,698)      (10,689)       (24,656)
         Deferred revenue                                                           831       (2,735)          (97)         1,449
                                                                            ------------  -----------  ------------   ------------

     Net cash provided by (used in) operating activities                         22,121      (43,381)       29,745        (39,033)

INVESTING ACTIVITIES
   Purchases of investments in marketable securities                                  -      (98,000)      (95,084)      (334,195)
   Maturities of investments in marketable securities                            36,685       89,347       143,277        424,486
   Restricted cash                                                                   69       28,161        12,669         (2,650)
   Purchases of property and equipment                                           (6,418)      (6,007)      (18,541)       (17,234)
   Proceeds from distribution from affiliate                                          -            -         2,400              -
   Proceeds from sale of investment in affiliates                                 9,519            -         9,519            656
   Proceeds from sale of intangible asset, net                                        -            -             -            900
   Investment in Abacus Germany                                                    (334)           -          (805)             -
   Acquisition of businesses, net of cash assumed                                     -            -       (72,002)        (2,757)
                                                                            ------------  -----------  ------------   ------------

     Net cash provided by (used in) investing activities                         39,521       13,501       (18,567)        69,206

FINANCING ACTIVITIES
   Proceeds from the issuance of common stock                                       531        2,184         3,885          4,450
   Proceeds from issuance of convertible subordinated notes, net                      -            -             -        131,963
   Proceeds used in repurchase of convertible bonds                                   -     (157,952)                    (157,952)
   Purchases of treasury stock                                                  (40,404)           -       (98,827)             -
   Payments under capital lease obligations and notes payable                    (3,390)      (4,627)       (3,675)        (8,308)
                                                                            ------------  -----------  ------------   ------------

     Net cash used in financing activities                                      (43,263)    (160,395)      (98,617)       (29,847)

Effect of exchange rate changes on cash                                            (319)           2          (463)         2,695
                                                                            ------------  -----------  ------------   ------------

Net increase (decrease) in cash and cash equivalents                             18,060     (190,273)      (87,902)         3,021

Cash and cash equivalents at beginning of period                               $ 77,522    $ 316,965     $ 183,484      $ 123,671
                                                                            ------------  -----------  ------------   ------------

Cash and cash equivalents at end of period                                     $ 95,582    $ 126,692      $ 95,582      $ 126,692
                                                                            ============  ===========  ============   ============

                            DOUBLECLICK INC.
               RECONCILIATION OF EBITDA TO GAAP NET INCOME

                        (Unaudited, in thousands)


                                                          Three Months Ended
                                                          September 30, 2004
                                                        ---------------------
                                                         2004(2)      2003(3)
                                                        ---------   ---------
GAAP Net Income                                         $ 15,364     $ 6,340
  Plus: tax provision                                      1,539         773
  Less: interest income, net                              (2,233)     (2,904)
  Plus: amortization of intangibles (1)                    3,511       2,503
  Plus: depreciation and leasehold amortization            5,708      17,112
                                                        ---------   ---------
EBITDA                                                  $ 23,889    $ 23,824
                                                        =========   =========

Diluted net income per share                            $   0.12    $   0.04
                                                        =========   =========

(1) For the three months ended September 30, 2004 and September 30, 2003, $1.7M and $0.9M, respectively, of amortization expenses of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statement of Operations.

(2) 2004 GAAP Net Income and EBITDA benefited from a $7.1 million non-operating gain from the sale of the Company's 15% interest in AdLINK Internet Media AG and a $4.5 million restructuring credit relating to the Company's Louisville, Colorado facility. These benefits were partially offset by a $5.6 million impairment charge resulting from the write-down of the Company's Enterprise Marketing Solutions business. These items added a net total of approximately $0.05 per share to GAAP net income in 3Q04.

(3) 2003 GAAP Net Income was negatively impacted by $8.3 million in accelerated depreciation charges associated with the relocation of the Company's New York headquarters and the termination of a lease for the Company's San Francisco facility. GAAP Net Income and EBITDA benefited from a net restructuring credit of $2.2 million associated with these facilities and $1.4 million received by the Company in connection with an insurance claim. These items lowered net income by approximately $0.03 per share in 3Q03.